Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Increases Credit Facility to $180 Million

Dallas, Texas – November 16, 2017  – Capital Southwest Corporation (“Capital Southwest” or the “Company”; Nasdaq: CSWC), an internally managed Business Development Company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced an amendment to its Senior Secured Credit Facility (the “Credit Facility”). The amended Credit Facility provides total commitments of $180 million and an expansion of the accordion feature to $250 million to accommodate future growth of the Company. The amendment also includes, among other things, a reduction in pricing, an extension to the revolving period and final maturity, and an increase in advance rates on first lien loans made by the Company. The financing was led by ING Capital LLC.

Total commitments under the amended Credit Facility increased by $65 million, to an aggregate of $180 million, provided by a diversified group of eight lenders. The accordion feature of the amended Credit Facility allows for an increase in total commitments under the facility from new and existing lenders on the same terms and conditions as the existing commitments. As of quarter end September 30, 2017, Capital Southwest had $56 million outstanding on the Credit Facility.

The pricing on the facility was reduced from LIBOR plus 3.25% to LIBOR plus 3.00%, with a step-down to LIBOR plus 2.75% when certain conditions, as outlined in the credit agreement, are met. Unused commitment fees were also reduced.

The Credit Facility’s revolving period was extended from August 30, 2019 to November 16, 2020; and the final maturity was extended from August 30, 2020 to November 16, 2021.

Michael Sarner, Chief Financial Officer, commented “We were pleased with the substantial interest in the amendment and upsize of our credit facility.  This amendment provides us significant funding capacity to continue to grow our investment portfolio and increase balance sheet leverage towards our target, while lowering the facility cost and increasing advance rates.  Improving the cost and efficiency of our financing sources allows us to generate attractive risk adjusted returns for our shareholders without reaching for yield in our investment portfolio.  We value our relationships with our existing and new lenders and are grateful for their continued support.”

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed Business Development Company, with approximately $293 million in net assets as of September 30, 2017. Capital Southwest is a middle-market lending firm focused on supporting the acquisition and growth of middle market businesses. Capital Southwest makes investments ranging from $5 to $20 million in securities across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

About ING Capital LLC

ING Capital LLC is a financial services firm offering a full array of wholesale financial lending products and advisory services to its corporate and institutional clients. ING Capital LLC is an indirect U.S. subsidiary of ING Bank NV, part of ING Group (NYSE:ING), a global financial institution of Dutch origin. The purpose of ING Bank is empowering people to stay a step ahead in life and in business. The Investment Industry Finance (IIF) group at ING Capital offers a broad range of structured finance solutions to its clients active in the investment industry, including Business Development Companies.

Forward-Looking Statements

This press release contains historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as “will, “ “may,” “could,” “believe, ““expect“ and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets, regulatory changes, tax treatment and general economic and business conditions.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2017 and subsequent filings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:

Michael S. Sarner, Chief Financial Officer

214-884-3829